CHINESE-FOREIGN JOINT VENTURE

China-Israel Biological Technology Co., Ltd.

AND

Novomic Ltd.

JOINT VENTURE CONTRACT

CONTENTS

Chapter 1	General	3
Chapter 2	Parties to the Joint Venture Company	3
Chapter 3	Joint Venture Company	3
Chapter 4	Aim and Business Scope	4
Chapter 5	Total Investment and Registered Capital	5
Chapter 6	Responsibility of the Parties hereto	7
Chapter 7	Technical Support and Business Cooperation	9
Chapter 8	Products and Market	10
Chapter 9	Board of Directors	10
Chapter 10	Business Management Office	12
Chapter 11	Taxes, Finance and Audit	13
Chapter 12	Labor Management and Labor Union	14
Chapter 13	Term of Joint Venture Company	14
Chapter 14	Dissolution and Liquidation of the Joint Venture Company	14
Chapter 15	Insurance	15
Chapter 16	Confidentiality	15
Chapter 17	Modification, Variation and Termination of the Joint Venture Contract	16
Chapter 18	Liability for Breach of Contract	16
Chapter 19	Force Majeure	16
Chapter 20	Governing Law	16
Chapter 21	Dispute Resolution	17
Chapter 22	Effectiveness of the Joint Venture Company Agreement and Miscellaneous	17

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Hunan Novomic Biological Technology Co., Ltd.

JOINT VENTURE CONTRACT

Chapter 1. General

THIS JOINT VENTURE CONTRACT is made and entered into as of January 17, 2019 by China-Israel Biological Technology Co., Ltd. (“Party A”) and Novomic Ltd., a wholly owned subsidiary of TechCare Corp. (“Party B”), whereby the parties, after friendly consultation, have all agreed to jointly invest in and set up a Chinese-Foreign equity joint venture limited liability company (hereinafter referred to as the “Joint Venture Company”) in Changsha, China on the principle of Equality, Mutual Benefit and Free Will and in accordance with the Law of the People’s Republic of China on Joint Ventures Using Chinese and Foreign Investment (the “Joint Venture Company Law”), the Rules for the Implementation of the Law of the People’s Republic of China on Joint Ventures Using Chinese and Foreign Investment (the “Implementation Rules”) and other applicable laws and regulations.

Chapter 2. Parties to the Joint Venture Company

Article 1	Parties to the Joint Venture Company

1.	The parties to the Joint Venture Company are as follows:

	(1)	A, China-Israel Biological Technology Co., Ltd., whose registered office is at 15&16F, Building B8, LuGuYuYuan, No. 27 Wenxuan Road, High-tech Zone, Changsha, China, legal representative is Mr. Huang Qingxi and telephone number is 0731-85154666 (hereinafter referred to as the “Party A” or the “Chinese Party”);

	(2)	B, Novomic Ltd., a wholly owned subsidiary of TechCare Corp., whose registered office is at 23 Hamelacha St., Rosh Ha’in, Israel, legal representative is Mr. Zvi Yemini and telephone number is 972-3-7503060 (hereinafter referred to as “Party B” or the “Foreign Party”);

2.	The parties specified in the foregoing paragraph and clauses may be collectively referred to herein as the “parties hereto”. The expression “any party” may be used when a reference is made generally to any one of the parties, and the expression “other party” may be used when a reference is made generally to other party other than the one in question. In addition, Party A may be referred to herein as the “Chinese party”, and Party B may be referred to herein as the “Foreign party”.

Chapter 3. Joint Venture Company

Article 2	Name and Address

1.	The name of the Joint Venture Company shall be as follows (subject to the name approval by the Government Authority):

Draft Chinese Name: 湖南诺瓦密生物科技有限公司

Draft English Name: Hunan Novomic Biological Technology., Ltd.

2.	The registered office of the Joint Venture Company shall be at 1601-12, 16/F, GuangDianJiLiang Building, LuGuYuYuan, No. 27 Wengxuan Road, High-tech Zone, Changsha, China

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Article 3	Date of Formation

The issuing date of the business license when the joint venture company is incorporated shall be the date of the formation of the Joint Venture Company (“Date of Formation”).

Article 4	Nature of the Company

The joint venture company shall be a Chinese legal person incorporated under the Chinese laws in effect. Its business scope and all activities shall be governed by and comply with applicable laws and regulations. It shall be entitled to the full protection and benefit of applicable laws and regulations, including any preferential tax treatment to which it may be entitled under applicable laws of the People’s Republic of China.

Article 5	Form of Organization

1.	The joint venture company shall be a Sino-foreign equity joint venture limited liability company based on the “People’s Republic of China Sino-Foreign Joint Venture Law”.

2.	The liability of each of the parties hereto for the losses or debts of the Joint Venture Company shall be limited to the obligation of its registered capital contribution as set out in Article 8 of this Contract. Provided it makes its registered capital contribution in full in accordance with Article 8, no party hereto shall have any further liability to the joint venture company or any of its creditors except as may be otherwise expressly assumed by such party in writing.

Chapter 4. Aim and Business Scope

Article 6	Aim

The aim of the joint venture company shall be as follows:

The aim of the joint venture company is to focus on the field of health and cosmetics (including the Medical Care, Home care, Hair Care and Body/Skin Care, etc.), to develop a comprehensive and broad range of health, wellness, beauty and home products for customers to make the joint venture become a wide variety of treatment solutions and improve the quality of life of its customers in the fields of health and cosmetics, with utilizing Party B’s Patent Technology of vaporization of natural&plant-based compounds (“Patent Technology” means the technology specifically in relation to the technology specified in Appendix A and Article 10, 2(b) described below), while providing good economic benefits to all parties involved in the joint venture company, and promote the development of health and cosmetics industry in Greater China.

Article 7	Business Scope

1.	The business scope of the Joint Venture Company shall be as follows (subject to the Government Authority approval): The development, registration, production and sales of the “Patent Technology” related products (including the health and cosmetics field) that are carried out in mainland China, Hong Kong, Macao and Taiwan (collectively referred to as “Greater China”).

2.	The Joint Venture Company may enlarge and/or modify the business scope upon the approval of or recordation at the competent Examination and Approval Authority and by following the procedures as required by applicable Chinese laws and regulations then in effect, all with respect to Greater China.

3.	The Joint Venture Company shall own the exclusive rights within the business scope above mentioned in paragraph 1, Article 7 in the Greater China region only. Party B or the third party cooperated with Party B shall not conduct the related or similar business with the Joint Venture Company in the Greater China region. Party B shall be free and clear to develop, commercialize and sell its products (as well as those of the Joint Venture Company) without limitation anywhere in the world, other than in Greater China. The Joint Venture Company shall not sell, license or otherwise conduct any business activities of products or services in any regions of the world outside Greater China.

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Chapter 5. Initial Investment and Registered Capital

Article 8	Initial Investment and Registered Capital

1.	At the time of incorporation, the initial investment and the registered capital of the Joint Venture Company shall be US$ 1,666,667 and US$ 1,666,667 respectively.

2.	The amount and proportion of each party’s contribution to the registered capital of the Joint Venture Company shall be:

	(1)	Party A shall contribute US$ 1,000,000 in cash, accounting for 60% of the registered capital;

	(2)	Party B shall contribute US$ 666,667, accounting for 40% of the registered capital, as described in Article 10 below.

Article 9	Capital Contribution

1.	The capital contribution of party A will be made in the form of Chinese Yuan (RMB) in cash.

2.	The capital contribution of party B will be in the form of U.S. dollars in cash, as described in Article 10 below.

3.	If either party pays cash in Chinese Yuan (RMB), its RMB to U.S. dollar exchange rate shall be calculated based on the middle price quoted by the People’s Bank of China on the trading price of the RMB against the U.S. dollar on the date of contribution.

Article 10	Deadline and Conditions for Capital Contributions

1.	Party A shall , according to the Joint Venture Company’s budget contribute US$ 1,000,000 in cash within two (2) years from the Date of Formation of the Joint Venture Company, accounting for 60% of the registered capital;

2.	Party B shall contribute US$ 666,667 in cash according to the following:

(a) Party B shall submit patent applications in China based on Party B’s technology and patents already approved and in the process of application, as described in the APPENDIX A, as permitted under applicable law.

Party B shall sign an China Patent Application Right Transfer Agreement with the Joint Venture Company, in which described (i) Party B shall Transfer the China Patent Application Right to the Joint Venture Company at the value of US$ 666,667; (ii) The Joint Venture Company shall pay Party B a sum of US$ 666,667 for such transfer within 30 working days after the China Patent application obtained the Patent Certification issued by SIPO (State Intellectual Property Office of the PRC or its competent local counterpart.)

Within 5 working days after Party B get paid by the Joint Venture Company the sum of US$ 666,667, Party B shall pay US$ 666,667 to the Joint Venture Company, constituting its capital contribution to the Joint Venture Company for all means and purposes.

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(b) Party B shall grant the Joint Venture Company with an exclusive and royalty-free license and right of use to its Technology and IP Rights and its Existing Patents (as defined below) arising from the Technology and/or in connection therewith, encompassing all fields, and with respect to Greater China (the “Exclusive License”).

The Exclusive License shall further include all IP Rights conceived, developed and/or generated by the Joint Venture Company and Party B, based on the Technology (the “Foreground”).

The Exclusive License shall be fully binding on both Parties for an unlimited period, up and until the termination of this Agreement and liquidation of the Joint Venture Company, pursuant to the terms and provisions set forth herein, if and to the extent applicable.

“IP Rights” shall mean patents, inventions, improvements, modifications and enhancements, technologies, processes, prototypes, proprietary marks, service marks, trademarks, copyrights, know-how, and any and all other intellectual property rights, whether or not patentable, copyrightable or protectable as trade secrets and irrespective of whether registered as a patent or copyright, or not, or constituting a commercial, professional or trade secret and goodwill related thereto and any and all improvements, developments, enhancements, modifications or derivatives thereof and rights into and thereto.

(c) Party B shall provide the Joint Venture Company with a written confirmation, providing its consent to register its trademarks in China under the Joint Venture Company.

(d) Party B, collaborated with Joint Venture Company shall submit patent applications, and the Joint Venture shall maintain their registration and enforce them.

Article 11	Increase of Registered Capital

The Joint Venture Company may increase its registered capital upon unanimous resolution of the Board of Directors of the Joint Venture Company and the approval of or recordation at the Examination and Approval Authority. The parties hereto shall have the option to subscribe to the increased amount of the registered capital according to their respective proportion of contribution at the time of the decision on capital increase. In the event that any party fails to subscribe its proportion of such increase or any part of it, other party shall have the right to subscribe such proportion of the increment or such part of it. After the approval or recordation is obtained, the Company shall make the registration of the change in registered capital at the authority.

Notwithstanding anything to the contrary herein, it is agreed that: (i) Party B’s shareholding in the Joint Venture Company shall not be diluted for any investment in the Joint Venture Company at a pre-money valuation of less than US$10 million; and that (ii) party B shall maintain at least 20% holdings of the Joint Venture Company’s issued and outstanding share capital, on a fully diluted basis, until an IPO or an M&A Transaction of the Joint Venture Company.

Article 12	Assignment

Any proposed transfer by either party of all or part of its equity interest to a third party is subject to the consent of the other party (provided that if the other party does not consent, it shall purchase under the same conditions) and shall be submitted to the examination and approval authorities for approval or recordation; where a party transfers all or part of its equity interest, the other party shall have a right of first refusal on the same terms with respect to such transfer.

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Article 13	Formalities for Change of Equity Ownership

Subject to the provisions of Article 11 above, in the event that the equity interest by the parties hereto changes as a result of increase of registered capital or transfer of equity interest, the Joint Venture Company shall perform the registration formalities for such change at the original registration authority after the Joint Venture Company’s application for increase of registered capital or transfer within 90 days of equity interest has been approved or recorded by the Examination and Approval Authority. The Joint Venture Company shall also issue a new Certificate of Capital Contribution to any party whose share in the Joint Venture Company has changed.

Article 14	Reduction of Capital

The Joint Venture Company may reduce its registered capital as provided by applicable law upon unanimous vote of the Board and in accordance with applicable law.

Chapter 6. Responsibility of the Parties hereto

Article 15	Close Cooperation

The parties hereto shall cooperate closely and make their best effort for the earliest setup and smooth operation of the Joint Venture Company.

Article 16	Obligations and Responsibilities of the Chinese Party During Formation of the Joint Venture Company

In addition to the other obligations under this Contract, Party A shall bear the following obligations and responsibilities:

1.	The Chinese party shall provide all necessary documents relating to itself for the establishment of the Company and all the necessary registrations thereafter.

2.	Party A shall be responsible for obtaining the necessary approval, registration and recordation from the competent departments of the Chinese government for the establishment of the Joint Venture Company, including the business license to make sure the Company properly obtains all necessary registrations.

3.	Party A shall complete the capital contribution to the Joint Venture Company as per the provisions of Article 8, 9 and 10 of this Contract.

Article 17	Obligations and Responsibilities of the Foreign Party During Formation of the Joint Venture Company

In addition to the other obligations under this Contract, Party B shall bear the following obligations and responsibilities:

1.	The Foreign party shall provide all necessary documents relating to itself for the establishment of the Company and all the necessary registrations thereafter.

2.	The Foreign party shall complete its capital contribution to the Joint Venture Company as per the provisions of Article 8, 9 and 10 of this Contract.

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Article 18	Obligations and Responsibilities of the Chinese Party During Operation of the Joint Venture Company

In addition to their duties and responsibilities as per Article 16 and other articles of this Contract, the Chinese party shall also undertake the following obligations and responsibilities to ensure smooth operation of the Joint Venture Company:

(1)	To assist the Joint Venture Company in obtaining and maintaining approvals necessary for the operation and business of the Joint Venture Company, and in the meantime, assist the Joint Venture Company in establishing and maintaining relationship with related departments of the Chinese government;

(2)	To assist the Joint Venture Company in obtaining preferential treatments that the Joint Venture Company is entitled to according to relevant Chinese laws, regulations and rules (including applicable local regulations) in effect;

(3)	To assist the Joint Venture Company in purchasing in China the equipment, raw and auxiliary materials, semi-finished products and office supplies for its own use in its development and/or production;

(4)	To assist the Joint Venture Company or the Foreign party in converting the following types of money into foreign currency and remitting outside of China:

(a) Joint Venture Company’s lawful payment overseas;

(b) Profits and other legitimate income that the foreign parties are entitled to.

(5)	To assist the Joint Venture Company in performing and obtaining all the formalities and approvals necessary for additional investment and increase of capital of the Joint Venture Company during the term of the Joint Venture Company;

(6)	Upon request of the Joint Venture Company, to assist the Joint Venture Company in recruiting management personnel and staff of Chinese nationality with skills and rich experience, and to assist in resolution of labor problems;

(7)	To assist the Joint Venture Company in handling the various formalities and arrangements necessary for the entry and exit, work permit, living and staying in China of the management personnel and staff of non-Chinese nationalities employed by the Joint Venture Company;

(8)	To assist the Joint Venture Company in exploring the market, and in popularizing and promoting the Joint Venture Company’s products in the Chinese market;

(9)	To instruct the directors that they have respectively appointed to promptly attend the meetings of the Board of Directors according to the requirements about the procedures of the Board meetings;

(10)	To assist in other affairs entrusted to them by the Joint Venture Company.

Article 19	Obligations and Responsibilities of the Foreign Party During Operation of the Joint Venture Company

In addition to their duties and responsibilities as per Article 17 and other articles of this Contract, the Foreign party shall also undertake the following obligations and responsibilities to ensure smooth operation of the Joint Venture Company:

(1)	To negotiate with the Company on the terms and conditions of the contracts and agreements in the principle of honesty and credibility, and to execute agreements and contracts after consensus is reached with the Joint Venture Company, in accordance with the provisions in Chapter 7 of this Contract regarding technical support and business cooperation;

(2)	According to the Term Sheet signed on Dec.6th between party B and ICB Biotechnology Investment ltd, to Transfer the IP Rights (as detailed in Section 10 above) in the Great China Region to the Joint Venture Company with respect to the Company’s Technology and IP Rights listed in the Appendix A, as agreed by both Parties (including patents, software copyright and registered trademarks) to the joint venture.

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(3)	To provide necessary sample products for the CFDA application of the Joint Venture Company.

(4)	To provide all the necessary documents and information to assist the Joint Venture Company applying for the CFDA license and any other products approval required for the Chinese Authority for the sales of the products.

(5)	To assist the Joint Venture Company with the clinical trials and all other necessary tests or trials for the CFDA approval. The application for CFDA approval shall be submitted by the Joint Venture Entity which shall bear the costs associated therewith.

(6)	To make its commercially reasonable efforts to provide necessary technical support services for the Joint Venture Company, including but not limited to the subsequent sustainable support for technical research and upgrade, managerial and marketing expertise as well as software development services.

(7)	To assist the Joint Venture Company for market promotion, and give guidance to the Joint Venture Company’s technical development, product production and operation management according to the reasonable requirements of the Joint Venture Company;

(8)	To assist the joint venture company in recruiting high quality management personnel and staff of non-Chinese nationality that the joint venture company needs;

(9)	To assist the joint venture company in handling the various formalities and arrangements necessary for the entry and exit, work permit, living and staying in China of the management personnel and staff of non-Chinese nationalities employed by the joint venture company;

(10)	To assist the joint venture company in training technicians, managers and other staff according to the reasonable requirements of the Joint Venture Company;

(11)	To assist the joint venture company in purchasing the equipment, raw and auxiliary materials, office supplies and other necessary articles for its own use outside of China in its development and/or production;

(12)	To assist in other affairs entrusted to them by the joint venture company.

Chapter 7. Technical Support and Business Cooperation

Article 20	Technical Support

1.	In order to fulfill the aims of the joint venture company as specified in Chapter 4 of this Contract and to maintain the joint venture company’s technological leadership and competitiveness in its engaged industry, the parties hereto agree to make their commercially reasonable efforts to provide the joint venture company with technical support subject to respective agreements between the parties and the joint venture company.

2.	Any technology involved in the technical support provided by any party to the joint venture company, if any, shall be that indisputably owned by the providing party. Such technology shall also be advanced, practical or conducive to the enhancement of the R&D capability of the joint venture company.

3.	After the establishment of the Joint Venture Company, according to the “Term Sheet” signed on Dec.6th between party B and ICB Biotechnology Investment ltd, Party B shall sign the China IP transfer Agreement with the Joint Venture Company, and transfer the China IP rights with respect to the Company’s Technology (including patents, software copyright and registered trademarks) to the Joint Venture Company. Party B will support Party A and provide any necessary information if Party A will request.

4.	The joint venture company shall handle and obtain all necessary approvals and registrations with the competent authorities of the PRC government in accordance with the provisions of Chinese laws, regulations, decrees and relevant regulations so as to ensure the validity and enforcement of all such contracts in connection with the technology provided by the joint venture force;

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Article 21	Business Cooperation

After the establishment of the joint venture company, the Joint Venture Company may sign a lease contract of office and production site with Party A or Party A’s affiliates, as well as the service contract for providing CFDA registration service if applicable, GMP certification and China sales market expansion, etc., with Party A or Party A’s affiliates. Agreements or Contracts between the Joint Venture Company with Party A or Party B should be agreed by the other party in advance.

Chapter 8. Products and Market

Article 22	Product Development

The Joint Venture Company shall, according to the needs of the market and the customers, develop new products with independent intellectual property rights and large products and/or solutions satisfying the needs of its clients by actively giving full play to its advantage in talents and low cost. In the meantime, the Joint Venture Company shall also make great effort in its R&D of fundamental technology that accumulates over time, so as to enhance the technical innovation and reserve of the Joint Venture Company and ensure its technological leadership in the industry.

Article 23	Market Development

The Joint Venture Company and the parties hereto shall cooperate in market development, through which, the parties hereto will, on a commercially reasonable basis and upon their sole consent, help the Joint Venture Company enhance its adaptability to the changing market, its judgement on market trend and its ability to take the business opportunity in the market.

Article 24	Sale of Product

1.	The Joint Venture Company may sell its products in Greater China region (including mainland China, Hong Kong, Macao and Taiwan) directly or through others.

2.	The Joint Venture Company shall not sell products in any regions of the world outside Greater China directly, except for the OEM products approved in writing by party B which are not included as part of this article binds scope.

3.	The Joint Venture Company shall have complete independence in pricing its products. The Joint Venture Company shall add appropriate profit on top of the cost, and decide the price of its product by reference to the price level of similar products on the Chinese and world market.

Chapter 9. Board of Directors

Article 25	Board of Directors

1.	The Joint Venture Company shall have a Board of Directors (the “Board of Directors” or “Board”). The date of formal establishment of the Board of Directors shall be the Date of election of the members of the board of directors.

2.	The Board of Directors shall be the highest authority of the Joint Venture Company and shall decide on all important issues concerning the Joint Venture Company.

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Article 26	Directors

1.	The Board of Directors shall be composed of five (5) directors (including chairman), of whom four (4) shall be appointed by A and one (1) by B.

2.	The term of office of a director shall be four (4) years, which may be renewed if the respective party decides to appoint the same person upon expiry of the previous term. Any party may replace its appointed director at any time by giving a fifteen (15) days’ notice in writing to each member of the Board of Directors. In case of vacancy as a result of the retirement, resignation, illness, loss of capacity to act, or death of any director, such vacancy shall be filled by a successor appointed by the appointing party of the director. The term of office of a director appointed as a result of the aforesaid replacement or succession shall be the remaining period of the term of his/her predecessor.

3.	The term of office of directors of the first Board of Directors shall start from the date of formation of the Board of Directors.

Article 27	Chairman of the Board of Directors

The Board of Directors shall have one (1) chairman, with the same term of office of four (4) years. The Chairman shall be appointed by Party A. The Chairman is the legal representative of the Company.

Article 28	Business and Affairs Subject to the Authority of the Board of Directors

Any resolution in respect of following business and affairs shall be passed by all the directors (Including the director’s agent):

(1)	Amendment of the Articles of Association of the Joint Venture Company;

(2)	Change in the Joint Venture Company business scope;

(3)	Approval of the annual budget or a material deviation therefrom;

(4)	Termination and dissolution of the Joint Venture Company in accordance with this Contract;

(5)	Increase or reduction of the registered capital;

(6)	Merger, division, dismissal or change of company form of the joint venture; Sale of all or substantially all of the assets of the Company (including any intellectual property rights).

(7)	Related party transactions

Other matters, more than half of the board members can agree to make a resolution.

Article 29	Meetings of the Board of Directors

1.	The meeting of the board of directors shall be held at least once a year, the chairman or the designated director shall inform the directors with the written notice about the meeting time, place, and content at ten (10) days prior to the convening of the meeting. The chairman of the board of directors may temporarily authorize in written other directors to represent the meeting when he fail to perform the duties for some reason. As proposed by more than 1/3 or more of the directors, the chairman of the board shall convene an extraordinary meeting of the board of directors, and the meeting time and place shall be determined by the chairman of the board.

2.	If a Director is unable to attend any meeting of the Board, such Director may entrust another director to represent him at such meeting and to vote at such meeting on his behalf. The proxy so entrusted shall have the same rights and powers as the absent Director.

3.	Upon the decision of the chairman, members of the board of directors may, in the absence of a meeting, make a resolution in accordance with the rules of procedure of article 28 if the board member gives his written consent. Such written consent should be filed with the minutes of the Board meeting and shall have the same effect as the minutes of the Board.

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4.	Board members may attend board meetings via teleconference or other similar communication device that provides a clear audio effect to all attendees.

5.	The Board shall appoint a secretary of the Board to be in charge of the drafting of complete and accurate minutes in English and Chinese translation of all meetings (including a copy of the notice of the meeting). Minutes of all meetings of the Board shall be circulated to all the Directors as soon as practicable after each meeting but not later than fifteen (15) Days from the date of the relevant meeting. Any Director who wishes to propose any amendment or addition thereto shall submit the same in writing to the Chairman within seven (7) Days after receipt of the proposed minutes. When finalized by the secretary of the Board, the minutes shall be circulated for signature by all the Directors or their respective proxies within twenty-four (24) Days after receipt of the proposed minutes. The minutes book shall be kept at the legal address of the Joint Venture Company and be available for inspection by any Director or his proxy at any reasonable time. Copies of extracts of such minutes book shall be provided to any Director or his proxy upon request.

Article 30	The chairman of the board shall exercise the following powers according to the laws of PRC

1.	Convene, preside over the board meeting

2.	Check the implementation of the resolutions of the board of directors

3.	Sign documents must be signed by the chairman;

4.	Dealing with company affairs should be handled by the chairman;

5.	Other powers conferred by the board of directors

Chapter 10. Business Management Office

Article 31	Business Management Office

The Joint Venture Company shall establish a business management office under the Board of Directors. The business management office shall be responsible for the daily operation of the Joint Venture Company.

Article 32	General Manager

1.	The business management office shall have one (1) general manager, in charge of the company’s day-to-day management and operation, including research and development and production. Subject to the consent of all the directors of the Board of Directors, the general manager may propose to have other senior management posts if he/she deems necessary.

2.	The general manager shall be nominated by A and employed by the JV Company. Party B shall have a right to nominate a vice general manager and the scope of services to be provided.

3.	The term of office of the general manager, vice general manager shall be four (4) years, which may be renewed. The term of office of the first general manager, vice general managers shall begin from the date of their appointment by the Board of Directors. In the event of replacement during the term of office, the term of office of the successor shall be the remaining period of the term of office of the predecessor.

4.	Other senior management personnel in the business management office shall be recommended by the general manager.

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Article 33	Duties of the General Manager and the Vice General Manager

1.	The Joint Venture Company shall adopt a system under which the general manager assumes sole responsibility under the leadership of the Board of Directors. The general manager shall be directly accountable to the Board of Directors, execute the decisions of the Board of Directors, organize and manage the daily production, technical and business management work of the Joint Venture Company.

2.	The scope of duties and responsibilities of the general manager shall be as per the Article of Association of the Joint Venture Company.

3.	The vice general manager, if appointed, shall assist the general manager in his/her work, and a vice general manager may perform the duties on behalf of the general manager if the general manager so authorizes.

4.	The scope of duties and responsibilities of the vice general manager, other senior management personnel and head of the various department shall be specifically determined by the Board of Directors in accordance with relevant Chinese laws and regulations in effect and in consideration of the practical needs of the Joint Venture Company.

Chapter 11. Taxes, Finance, Audit, Profit Distribution

Article 34	Tax

1.	The Joint Venture Company shall pay taxes in accordance with the provisions of Chinese laws and other relative regulations.

2.	Staff members and workers of the Joint Venture Company shall pay individual income tax according to the Individual Income Tax Law of the People’s Republic of China.

Article 35	Finance

1.	The fiscal year of the Joint Venture Company shall be from January 1 to December 31. All vouchers, receipts, statements and reports shall be written in Chinese. The statements shall also be made in English.

Article 36	Audit

1.	Financial checking and examination of the Joint Venture Company shall be conducted by an auditor registered in China and reports shall be submitted to the Board of Directors and the general manager. In case party B considers it necessary to employ other Chinese auditors to undertake annual financial audit, it shall be entitled to do so, but all the expenses thereof shall be borne by party B.

2.	In the first 45 days of each fiscal year, the manager shall prepare the previous year’s balance sheet, profit and loss statement and proposal regarding the disposal of profits, and submit them to the Board of Directors for examination and approval.

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Article 37	Profit Distribution

1.	The Joint Venture Company shall determine the amount of the distributable after-tax profit for each fiscal year in accordance with the accounting rules. Before distribution of the after-tax profit, sums shall be set aside for the reserve fund, enterprise development fund and employee bonus and welfare fund according the percentages determined by the Board of Directors as set forth in this Contract.

2.	The Joint Venture Company shall distribute the profit after payment of the income tax and setting aside the sums for the various funds according to the profit distribution scheme determined unanimously by the members of the Board of Directors.

3.	The distribution of profits or losses determined by the Board of Directors shall accord to the current proportion of capital contribution of all the parties.

4.	The profit distribution of the Joint Venture Company shall be implemented in accordance with the Company Law, the relevant laws and regulations and regulations of the financial department of the State Council. However, within five (5) years after the establishment of the Joint Venture Company, the dividend payout ratio in principle shall not exceed 50% of the net profit of the current year, unless determined otherwise by unanimous decision of all the board members, and the retained profits will be used to expand market exploration, operation and scale development.

Chapter 12. Labor Management and Labor Union

Article 38	Labor Management

Affairs such as the employment, dismissal, salary, welfare, reward/penalty, labor insurance, labor discipline and labor protection of the employees shall be handled by the Joint Venture Company in accordance with the Labor Law of the People’s Republic of China. The Joint Venture Company shall support the staff to set up the Labor Union in accordance with the Labor Union Law of the People’s Republic of China and the Labor Union Constitution of the People’s Republic of China.

Chapter 13. Term of Joint Venture Company

Article 39	Term of Joint Venture Company

The Term of Joint Venture Company shall be fifty (50) years (unless earlier terminated or dissolved in accordance with this Contract and the Articles of Association), starting from the date of incorporation of the Joint Venture Company, also referred to as the Date of Formation.

Article 40	Extension of the Term of Joint Venture Company

The parties hereto, if all agree to the extension of the Term of Joint Venture Company, shall file the extension application with the Examination and Approval Authority six (6) months before expiration of the Term of Joint Venture Company.

Chapter 14. Dissolution and Liquidation of the Joint Venture Company

Article 41	Dissolution of the Company

In any of the following cases, the parties hereto shall be obligated to dissolve and liquidate the Joint Venture Company:

(1)	The Term of Joint Venture Company expires without extension;

(2)	The Joint Venture Company has suffered serious loss, and then unable to continue to operate;

(3)	If one party of the Joint Ventures Company fails to fulfill its obligation as stipulated in this Contract and Articles of Association, which lead to the Joint Venture Company inability to continue its operation;

(4)	Due to natural disasters, war and other force majeure the Joint Venture Company suffers serious losses and cannot continue to operate;

(5)	The Joint Venture Company did not achieve its business objectives and do not have a development future;

(6)	Other reasons for dissolution unanimously approved by the Board of Directors.

(7)	Failure by one party to comply with its undertakings pursuant to the provisions of this Agreement and the Articles of Association of the Company.

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Article 42	Liquidation

When the Joint Venture Company is declared to be dissolved, the Joint Venture Company shall liquidate according to the law and the remaining assets after the liquidation shall be distributed according to the shareholding of parties in the JV by then, subject to the provisions of Article 11 above, at the fair value.

Chapter 15. Insurance

Article 43	Insurance

The general manager shall be responsible for maintaining the various insurance of the Joint Venture Company according to the standards determined by the Board of Directors of the Joint Venture Company in accordance with applicable law.

Chapter 16. Confidentiality

Article 44	Confidentiality

1.	Both during the Term of Joint Venture Company and after termination of this Contract, the parties hereto shall keep confidential this Contract and such information as the technical secrets, business operation information, customer name list, sales and financial information and materials that have not been made public under this Contract (“Confidential Information”). No party shall use any Confidential Information of another party for its own purposes or any purpose other than implementing the Joint Venture Company’s business. However, the foregoing shall not apply to the following cases:

(1)	Disclosure which is mandatory under any applicable law, including securities regulations, or court order or which is required for the Joint Venture Company to obtain any necessary approval;

(2)	Such information and/or materials have become known to the public, other than a direct or indirect result of disclosure by one of the parties;

(3)	Such information and/or materials have been lawfully received from a third party that has no obligation for confidentiality.

Each party shall abide by these obligations of confidentiality and non-use for so long as the Joint Venture Company continues to exist, and for three (3) years thereafter, whether or not such party retains an equity interest in the Joint Venture Company.

2.	The Joint Venture Company shall cause its employees, agents and subcontractors, and each party shall cause its directors, staff and other employees, and those of its subsidiaries and affiliates with access to Confidential Information (collectively, “Party Personnel”), to be bound by and comply with the obligations set out in this Article. To this effect, an undertaking of secrecy and non-use, in form and substance consistent with the obligations and intent of this Article, shall be included in each labor or service contract signed by any Joint Venture Company director, employee, agent or representative or by any Party Personnel. If any Party Personnel breaches this undertaking, the relevant party shall be jointly liable with such Party Personnel.

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Chapter 17. Modification, Variation and Termination of the Joint Venture Contract

Article 45	Modification and Variation

Any amendment of this Contract shall be subject to the joint written approval of all parties to this Contract. When modifying or amending this Contract, in addition to executing a modification or amendment contract in writing, the parties hereto shall also record the date of modification or amendment and the expression “agreed upon by all the parties hereto after friendly consultation” on the updated contract after modification or amendment. Such modified or amended contract shall be restated in its entirety as modified or amended in Chinese and English, and take effect after getting approval by the original examination and approval authority.

Article 46	Termination

This Contract shall terminate upon expiration of the Term of Joint Venture Company, after completion of the liquidation procedures in case of dissolution of the Joint Venture Company, or when the Joint Venture Company ceases to be in compliance with the requirements of the Joint Venture Law for the existence of a Chinese Foreign equity Joint Venture Company.

Chapter 18. Liability for Breach of Contract

Article 47	Liability

Notwithstanding anything to the contrary, if any party breaches any provision of this Contract or the Articles of Association and such breach has not been remedied within 14 days following the receipt of the non-breaching party’s written notice to that effect, results in direct loss or damage to any other party or the Joint Venture Company, the breaching party shall be liable for all such direct losses and damages and shall promptly compensate in full the injured party and the Joint Venture Company, as the case may be.

Chapter 19. Force Majeure

Article 48	Force Majeure

If the performance of obligations under this Contract is directly impacted by or the obligations are prevented from being performed to the stipulated standard by earthquake, typhoon, flood, fire, war, riot, or any other Force Majeure events the occurrence and consequence of which are unforeseeable, unstoppable or unavoidable, the party suffering such events shall be relieved of its obligations to the extent that and in the period when performance of such obligations is impossible as a result of such events for a period not to exceed 120 days in the aggregate, provided that it shall promptly advise other parties hereto in writing and submit a detailed report within fifteen (15) days. This report must explain the reason for its inability to perform or the reason for the postponement of the performance.

Chapter 20. Governing Law

Article 49	Governing Law

The execution, effect, interpretation, and performance of this Contract shall be governed by and construed in accordance with the laws and regulations of China.

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Chapter 21. Dispute Resolution

Article 50	Arbitration

1.	Any dispute arising out of or in connection with the Interpretation and performance of this Contract shall be settled through friendly consultations between the parties.

2.	When the dispute occurred in the preceding paragraph and upon sixty (60) days after one party’s written notice of the dispute to the other party has not resolved, then the dispute should be taken the form of arbitration to resolve.

3.	Any such dispute shall be submitted for arbitration to the Hong Kong International Arbitration Center (“Arbitration Center”), in accordance with its rules and procedures. The arbitration shall be heard by one arbitrator selected in accordance with such rules. The arbitration language shall be English.

4.	The arbitral award is final and binding on both parties, all parties must strictly enforce the arbitral award.

5.	When arbitration occurs, for obligations of the parties to the Joint Venture Company other than this controversial part, must continue to fulfill.

Chapter 22. Effectiveness of the Joint Venture Contract and Miscellaneous

Article 51	Interpretation

In case of any inconsistency or conflict between this Contract and the Articles of Association of the Joint Venture Company or the provisions of any annex to this Contract, this Contract shall prevail. Areas not covered in this Contract shall be governed by relevant provisions in the Articles of Association and related contracts and agreements.

Article 52	Notices

1.	Any notice or written correspondence given hereunder between the Joint Venture Company and the parties or among the parties shall be served to the registered offices and the legal representatives as set out in Article 1 of this Contract. Any change of registered office or legal representative shall be notified to the Joint Venture Company and the parties hereto in writing within ten (10) days after such change.

2.	If any party has failed to give notice on the change of its registered office or legal representative, and as a result, any notice sent to the former registered office or legal representative by the Joint Venture Company or any other parties (to whom such notice on change should be sent) has failed to be served, the party that has failed to send the notice on change shall be liable to the consequence of the failure of service.

Article 53	Languages and Copies

1.	This Contract shall be made in Chinese and English. The two versions shall have the same legal effect.

2.	This Contract shall be executed in five (5) originals. The parties hereto and the Joint Venture Company each shall keep one (1) copy, and the remaining two (2) copies shall be used when applying to the Examination and Approval Authority and the registration authority for approval and registration.

Article 54	Execution

This Contract shall be executed by duly authorized representatives of the parties hereto.

Article 55	Effective Date

The Contract shall take effect as of the date of approval by the examination and approval authority of the Chinese government or granting date of the business license of the Joint Venture Company. Both party A and party B should support and cooperate with the immaterial adjustments to the Joint Venture Contract required by the examination and approval authority’s requirement.

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This Contract is hereby executed by the duly authorized representatives of the parties on the date set out above.

Party A:

China-Israel Biological Technology Co., Ltd.

/s/ Mr. Huang Qingxi
Legal Representative: Mr. Huang Qingxi

Party B:

Novomic Ltd. (a wholly owned subsidiary of TechCare Corp.)

/s/ Mr. Zvi Yemini
Legal Representative: Mr. Zvi Yemini

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APPENDIX A - PARTY B’S PATENT STATUS

Patent No.	Patent Type	Description	Status
EP2438830B1	EU Patent	Treating lice with gaseous compounds in an airtight space	Issued on July 16, 2014
US9307820B2	US Patent	Treating lice with gaseous compounds in an airtight space	Issued on April 12, 2016
15438842	US Patent Application	Treating an object with a gaseous compound in an airtight space	Submitted on February 22, 2017
62661868	Provisional	A capsule for the vaporization of Fluid	Submitted on April 25, 2018

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